EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related prospectus of Compex Technologies, Inc. for the registration of 1,250,000 shares of its common stock and to the incorporation by reference therein of our report dated August 15, 2003, with respect to the consolidated financial statement and schedule of Compex Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
December 3, 2003